MDU RESOURCES GROUP, INC.

TO

THE BANK OF NEW YORK MELLON
(formerly known as The Bank of New York),
Trustee

_____________________________

First Supplemental Indenture
Dated as of November 17, 2009

_____________________________

Supplemental to the Indenture
dated as of December 15, 2003

_____________________________

Amending and Supplementing the Indenture

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 17, 2009 (this “Supplemental Indenture”) between MDU RESOURCES GROUP, INC., a corporation of the State of Delaware, whose address is 1200 West Century Avenue, Bismarck, North Dakota 58503 (the "Company"), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, whose principal corporate trust address is 101 Barclay Street, New York, New York 10268 as Trustee (the "Trustee"), under the Indenture, dated as of December 15, 2003 (the "Original Indenture"), between the Company and the Trustee, this Supplemental Indenture being supplemental thereto. The Original Indenture and any and all indentures and instruments supplemental thereto are hereinafter collectively called the "Indenture."

RECITALS OF THE COMPANY

The Original Indenture was authorized, executed and delivered by the Company to provide for the issuance from time to time of its Securities (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as contemplated therein, and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Securities.

Pursuant to Section 1811 of the Original Indenture, the Company has delivered to the Trustee a Company Order dated November 17, 2009 whereby the Company elected and specified November 17, 2009 as the Release Date (the “Release Date”), and requested, among other things, that the Trustee execute and deliver this Supplemental Indenture pursuant to Sections 1301(m) and 1811(a) of the Original Indenture in order to satisfy and discharge the Lien of the Indenture and to make other amendments permitted by Section 1301(m).

The Company has furnished to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 1303 and 1811 of the Indenture and a certificate of an independent expert pursuant to Section 314(d)(1) of the Trust Indenture Act of 1939, as amended (“TIA”).

The Company has duly authorized the execution and delivery of this Supplemental Indenture to amend the Original Indenture, as heretofore supplemented; and all acts necessary to make this Supplemental Indenture a valid agreement of the Company have been performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities, as follows:

ARTICLE ONE.

AMENDMENT OF THE INDENTURE

SECTION 1.  The Original Indenture, as heretofore supplemented, is hereby amended to eliminate the Granting Clauses, the text between the Granting Clauses and Article One of the Original Indenture, Articles Sixteen, Seventeen and Eighteen of the Original Indenture, and any other provision related to the Lien of the Indenture, the Mortgaged Property or the Class A Bonds, which, as a consequence of the occurrence of the Release Date and the resulting release of the Lien of the Indenture, are no longer applicable.

ARTICLE ONE.

MISCELLANEOUS PROVISIONS

SECTION 1. This Supplemental Indenture is a supplement to the Original Indenture. As supplemented and amended by this Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Original Indenture, the Officer’s Certificate dated as December 23, 2003 creating the Securities of the First Series, and this Supplemental Indenture shall together constitute the Indenture.  Pursuant to Section 1304 of the Original Indenture, the Lien of the Indenture shall be deemed to have been satisfied and discharged upon the execution and delivery of this Supplemental Indenture.

SECTION 2. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3. Except as expressly amended and supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and is in all respects hereby ratified and confirmed.  This Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor statute), except to the extent that the TIA shall be applicable.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

MDU RESOURCES GROUP, INC.

By:	/s/ Vernon A. Raile
Name: Vernon A. Raile
Title: Executive Vice President, Treasurer
and Chief Financial Officer

And:	/s/ Douglass A. Mahowald
Name: Douglass A. Mahowald
Title: Assistant Treasurer and Assistant
Secretary

[SEAL]

ATTEST:

Executed by MDU Resources
Group, Inc., in the presence of:

/s/ Daniel S. Kuntz
Daniel S. Kuntz

/s/ Kirsti B. Hourigan
Kirsti B. Hourigan

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Christopher Greene
Name: Christopher Greene
Title: Vice President

And:	/s/ Cheryl Clarke
Name: Cheryl Clarke
Title: Vice President

[SEAL]

ATTEST:

Executed by the Bank of New York Mellon,
as Trustee, in the presence of:

/s/ Laurence J. O’Brien

/s/ Latoya S. Elvin

STATE OF NORTH DAKOTA                          )
         )    ss.:
COUNTY OF BURLEIGH                                     )

On this 17th day of November, 2009, before me, a Notary Public within and for said County, personally appeared Vernon A. Raile and Douglass A. Mahowald, to me personally known to be respectively an Executive Vice President, Treasurer, and Chief Financial Officer and an Assistant Treasurer and Assistant Secretary of MDU RESOURCES GROUP, INC. the corporation which executed the within instrument, and who, being each by me duly sworn, did say that they reside respectively at 4105 Montreal Street, #205, Bismarck, North Dakota 58503 and 1410 Territory Drive, Bismarck, North Dakota 58504; that they are respectively an Executive Vice President, Treasurer, and Chief Financial Officer and an Assistant Treasurer and Assistant Secretary of MDU RESOURCES GROUP, INC., the corporation named in the foregoing instrument; that the seal affixed to said instrument is the corporate seal of said corporation; that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors; and said Daniel S. Kuntz and Kirsti B. Hourigan acknowledged to me said instrument to be the free act and deed of said corporation, and that said corporation executed the same.

/s/ Dorothy Vedvick
Name: Dorothy Vedvick
Notary Public
State of North Dakota
Commission

STATE OF NEW YORK                     )
)    ss.:
COUNTY OF NEW YORK                  )

On this 17th day of November, 2009, before me, a notary public, the undersigned officer, personally appeared Christopher Greene and Cheryl Clarke, who each acknowledged himself/herself to be a Vice President and a Vice President, respectively, of THE BANK OF NEW YORK MELLON, a New York banking corporation, and that he/she, as such officer, respectively, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself/herself as such officer.

In witness whereof, I hereunto set my hand and official seal.

/s/ Carlos R. Luciano
Name:
Notary Public, State of
Commission Expires